Registration Statement No. 333-169466

Registration Statement No. 333-172911

Registration Statement No. 333-180229

Registration Statement No. 333-186010

Registration Statement No. 333-190398

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-169466

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172911

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-180229

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-186010

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190398

UNDER

THE SECURITIES ACT OF 1933

NUPATHE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2218246
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7 Great Valley Parkway, Suite 300

Malvern, Pennsylvania 19355

(610) 232-0800

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

NuPathe Inc. 2010 Omnibus Incentive Compensation Plan

NuPathe Inc. 2010 Employee Stock Purchase Plan

(Full Title of the Plans)

Austin Kim

7 Great Valley Parkway, Suite 300

Malvern, Pennsylvania 19355

(610) 232-0800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

Attention: David Fox

Jeffrey Symons

David Feirstein

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by NuPathe Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.001 (“Common Stock”), of the Company registered under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•	All shares of Common Stock registered under the Registration Statements which were originally filed with the Commission on September 17, 2010, March 18, 2011, March 20, 2012, January 14, 2013 and August 6, 2013, pertaining to the registration of shares of Common Stock offered under the NuPathe Inc. 2010 Omnibus Incentive Compensation Plan, as amended from time to time.

•	All shares of Common Stock registered under the Registration Statement which was originally filed with the Commission on September 17, 2010 pertaining to the registration of shares of Common Stock offered under the NuPathe Inc. 2010 Employee Stock Purchase Plan.

On January 17, 2014, the Company entered into an Agreement and Plan of Merger with Teva Pharmaceutical Industries Ltd., an Israeli corporation (“Parent”), and Train Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. The Merger is effective as of February 21, 2014 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each outstanding share of Common Stock (other than shares held by the Company as treasury stock, Parent or Merger Sub) was automatically converted into the right to receive $3.65 in cash, without interest and less any applicable withholding taxes, plus contractual rights to receive up to an additional $3.15 in contingent cash consideration payments, less any applicable withholding taxes, payable in the future upon achievement of certain milestones related to the Company’s primary product.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post–effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements which remained unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, in the Commonwealth of Pennsylvania, on March 18, 2014.

NUPATHE INC.

By:	/s/ Austin D. Kim
Name: Austin D. Kim
Title: Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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